Exhibit 99.1

I-FLOW CORPORATION	20202 Windrow Drive Lake Forest, CA 92630 (800) 448-3569 (949) 206-2700 Fax (949) 206-2600	FOR IMMEDIATE RELEASE

Investor Contact: Neil Berkman Berkman Associates (310) 277-5162 info@BerkmanAssociates.com	Company Contact: James R. Talevich Chief Financial Officer (949) 206-2700 www.iflo.com
I-Flow 2005 Revenue Increased 41% and
Exceeded $100 Million Milestone
Regional Anesthesia Sales Increased 54% and
Oncology Infusion Services Revenue Increased 47% For 2005
Company Expects Profitability, Including Stock-Based Compensation Expense, in 2006
     LAKE FOREST, CALIFORNIA, February 21, 2006 . . . I-FLOW CORPORATION (NASDAQ:IFLO) today announced unaudited financial results for its fourth quarter and year ended December 31, 2005. Revenue for 2005 increased 41% to a record $100,644,000, exceeding the $100 million milestone for the first time, driven by a 54% increase in Regional Anesthesia sales to a record $49,850,000 and a 47% increase in Oncology Infusion Services revenue to a record $28,525,000. The net loss for 2005 declined to $8,405,000, or $0.38 per share, from $17,110,000, or $0.83 per share, for 2004. The 2005 loss included stock-based compensation expense of $8,563,000.
     For the fourth quarter of 2005, revenue rose 27% compared to the fourth quarter of 2004 to a record $26,925,000 on the strength of a 33% increase in Regional Anesthesia sales to $13,855,000 and a 31% increase in Oncology Infusion Services revenue to $7,081,000. These gains were made despite the unfavorable revenue impact of Hurricanes Katrina and Rita and shortages of a commonly-used chemotherapy drug. Management believes the unfavorable revenue impact for the quarter from the hurricanes was approximately $600,000 in the Regional Anesthesia market segment while the adverse revenue impact from drug shortages was approximately $1,900,000 in the Oncology Infusion Services market segment.
     The net loss for the fourth quarter of 2005 was $5,263,000, or $0.23 per share, which included stock-based compensation expense of $6,074,000 and income taxes of $293,000. This compares with a reported net loss of $12,336,000, or $0.56 per share, for the fourth quarter of 2004, which included stock-based compensation expense of $1,516,000 and income taxes of $6,717,000. The increase in stock-based compensation for the fourth quarter of 2005 compared to the same period in the prior year is primarily due to the upward repricing and acceleration of the Company’s out-of-the-money stock options that occurred in November 2005. The decrease in income taxes for the fourth quarter of 2005 compared to the same period in 2004 is due to an increase in the valuation allowance for deferred tax assets during the fourth quarter of 2004, which effectively reduced the Company’s deferred tax assets to zero. Excluding both stock-based compensation and income tax, net income for the fourth quarter of 2005 would have been $1,104,000 and net loss for the fourth quarter of 2004 would have been $4,103,000, as shown in the attached reconciliation table.
     Chairman, President and Chief Executive Officer Donald M. Earhart said, “Our profitability improved markedly during 2005. Before stock-based compensation expense, I-Flow turned profitable in the second quarter of 2005, and earned $811,000 in the fourth quarter and $158,000 for 2005 as a whole.
     “In early 2005, we announced our goal of achieving profitability, excluding stock-based compensation expense, by the fourth quarter of the year. We are proud to have achieved that target two quarters ahead of our goal. Our effort to strike an appropriate balance of rapid revenue growth and improving bottom-line performance is delivering the results we anticipated. It is also noteworthy that SG&A expenses, net of stock-based compensation expense, rose by only about half the rate of total revenue growth for 2005 compared to 2004, showing improved operating leverage. This improvement reflects the planned deceleration of expense growth associated with the hiring and development of our direct sales force and the funding of investments required to implement the current phase of our strategic plan.
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I-Flow 2005 Revenue Increased 41% and Exceeded $100 Million Milestone
February 21, 2006
Page Two
     “Our performance in 2005 represents a significant turnaround from 2004. Excluding both stock-based compensation and income tax, net income for 2005 would have been $685,000 compared to a net loss for 2004 of $10,512,000. That’s a swing of more than $11 million dollars. Moreover, our cash burn rate has steadily decreased. In the fourth quarter of this year, excluding the $3,425,000 cash we spent on the stock buyback, the decrease in total cash and investments was only about $900,000.
     “Given this outstanding performance, it is now time to raise our sights. For 2006, we expect I-Flow to be profitable after stock-based compensation expense on growth in total revenue of about 25%.
     “We are particularly excited by our customers’ positive response to our recently launched SilverSoakerTM line of ON-Q® products, which offer enhanced antimicrobial properties to reduce the risk of infection, and by the increasing popularity of our ON-Q tunneling tools, which are expanding the market for ON-Q in large-incision surgeries.
     “Our outlook for 2006 is based on our commitment to continue executing effectively the proven growth strategy we have pursued in recent years. In our Regional Anesthesia business, we are seeking to redefine recovery by establishing our proprietary ON-Q family of products as the new best practice for post-surgical pain relief, with the ultimate goal of replacing narcotics as the standard of care. The market for narcotic-free relief of post-surgical pain is still early in its development and very under-penetrated, so this market remains a substantial long-term growth opportunity for I-Flow. Our direct sales force is steadily gaining experience and is increasingly productive. We are assisting our sales team with new products, the continued support of independent third-party clinical studies which have repeatedly demonstrated the benefits of ON-Q in an expanding number of applications, targeted co-marketing and advertising campaigns to increase consumers’ awareness of ON-Q in local markets, and programs to facilitate insurance reimbursement and reduce reimbursement risk for our ON-Q products.
     “Our Oncology Infusion Services business unit also reported outstanding results, despite a shortage of 5-flourouracil (5-FU), a commonly-used chemotherapy drug. We believe the unfavorable revenue impact of the shortage of 5-FU in the fourth quarter was approximately $1,900,000. Because the market availability of 5-FU is not expected to return to normal for several months, we anticipate a comparable impact in the first quarter of 2006. We remain highly optimistic about the future of this business based on the increasing number of office-based oncologists who now use electronic ambulatory infusion pumps to provide multiple-day infusions of chemotherapy drugs to patients at home.”
Recent Developments
•	I-Flow received clearance from the United States Food and Drug Administration to market the ON-Q SilverSoaker, a proprietary, silver-coated, antimicrobial catheter that will be immediately added to the growing ON-Q family of products. Although reported infection rates with non-coated ON-Q Soaker® Catheters are well below the national average, this innovation represents yet another layer of protection for the patient and is indicative of I-Flow’s commitment to improving its technology to more broadly address market needs.

The ON-Q SilverSoaker is a patented Soaker catheter that is treated with a specially formulated, antimicrobial silver agent, SilvaGardTM. Silver is an established antimicrobial agent that is effective against a wide variety of microorganisms, including bacteria and fungi, which can cause infections. The ON-Q SilverSoaker may destroy and inhibit the growth of microorganisms on the surface of the catheter. The unique antimicrobial coating will complement ON-Q’s novel Soaker technology that effectively delivers medication evenly over a wide range of surgical incisions. The SilverSoaker will be available in 1”, 2.5”, 5” and 10” catheters, which, when used with ON-Q PainBuster®, will help our continuing effort to redefine post-surgical recovery so patients get back to normal faster.

“To accelerate market share growth, we are constantly on the lookout for new methods and technologies to enhance our market-leading ON-Q PainBuster product line,” Earhart said. “The antimicrobial properties of the ON-Q SilverSoaker provide an added layer of protection for patients undergoing surgical procedures where ON-Q PainBuster is used to relieve post-surgical pain. We believe surgeons, their teams and hospitals will be very receptive to our new silver-coated catheter given the increasing scrutiny of post-surgical infections and their costs to the healthcare system.”
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I-Flow 2005 Revenue Increased 41% and Exceeded $100 Million Milestone
February 21, 2006
Page Three
•	The ON-Q PainBuster Post-Operative Pain Relief System was featured in five presentations at the recent American Society of Anesthesiologists (ASA) meeting. This meeting has served as a forum for landmark studies conducted by I-Flow since 2002. All five studies highlighted the safety and efficacy of the use of surgical site post-operative pain relief technology, with data spanning a variety of surgical categories — gynecologic, orthopedic, urologic and pediatric.

“The expansion of the ON-Q clinical study library has been and continues to be a major initiative for the Company,” Earhart said. “We now have completed more than 50 studies, and our continued support of clinical research enables I-Flow and researchers to demonstrate the need for ON-Q in more surgeries and patient populations. We hope that the study findings presented at the recent ASA meeting will encourage more physicians to adopt ON-Q as this therapy moves toward replacing narcotics as a standard of care.”
•	I-Flow signed several additional contracts with managed care companies to provide reimbursement for the use of ON-Q where appropriate in ambulatory surgery centers (ASC) nationwide. Based on the number of lives covered by the new and previously existing contracts, total ON-Q covered lives in the United States are approximately 35 million. I-Flow estimates that surgeries performed in ambulatory surgery centers represent about 50% of ON-Q’s domestic market opportunity.

“Rapidly increasing awareness among insurance carriers and PPO networks of the value that ON-Q delivers for their members has made the ASC business the fastest-growing segment of our ON-Q franchise,” Earhart said.
Fourth Quarter 2005 Results
     For the fourth quarter of 2005, net revenue increased 27% to a record $26,925,000 compared to net revenue of $21,121,000 for the fourth quarter of 2004. Gross profit rose to 72% of revenue for the fourth quarter of 2005 compared to 71% for the same period of the prior year.
     Operating expenses for the fourth quarter of 2005 increased by 17% compared to the fourth quarter of 2004, primarily due to the increase in stock-based compensation expense recognized in connection with the upward repricing and acceleration of the Company’s out-of-the-money stock options.
     The net loss for this year’s fourth quarter was $5,263,000, or $0.23 per share, which included stock-based compensation expense of $6,074,000 and income taxes of $293,000. This compares to a net loss for the fourth quarter of 2004 of $12,336,000, or $0.56 per share, which included stock-based compensation expense of $1,516,000 and income taxes of $6,717,000. As noted above, the net loss for the fourth quarter of 2005 included stock-based compensation expense recognized in connection with the upward repricing and acceleration of the Company’s out-of-the-money stock options. The net loss for the fourth quarter of 2004 included incremental provision for income taxes due to an increase in the valuation allowance for deferred tax assets of $8,808,000, effectively writing down the Company’s deferred tax assets to zero. The write-down is a non-cash accounting entry consistent with the guidance in Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes.” If the Company were to become consistently profitable in the future, the valuation allowance may be reversed resulting in increased earnings in the period of reversal. Excluding both stock-based compensation and income taxes, the results for fourth quarter for 2005 and 2004 would have been a net income of $1,104,000 and net loss of $4,103,000, respectively, as shown in the attached reconciliation table.
2005 Results
     For the year ended December 31, 2005, net revenue increased 41% to $100,644,000. This compares to net revenue of $71,145,000 for 2004. Gross profit rose to 72% of revenue for 2005 compared to 70% for 2004.
     The net loss for 2005 was $8,405,000, or $0.38 per share, which included stock-based compensation expense of $8,563,000 and income taxes of $527,000. This compares to a net loss of $17,110,000, or $0.83 per share, for 2004, which included stock-based compensation expense of $2,711,000 and income taxes of $3,887,000. Excluding both stock-based compensation and income taxes, the results and would have been a net income of $685,000 for 2005 and net loss of $10,512,000 for 2006.
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I-Flow 2005 Revenue Increased 41% and Exceeded $100 Million Milestone
February 21, 2006
Page Four
Regional Anesthesia
     Sales in I-Flow’s Regional Anesthesia market segment, which includes the ON-Q PainBuster Post-Operative Pain Relief System, the ON-Q C-bloc® Continuous Nerve Block System and the Soaker Catheter, increased 33% to $13,855,000 for the fourth quarter of 2005 compared to $10,423,000 for the same period of 2004. For 2005, Regional Anesthesia sales increased 54% to $49,850,000 from $32,392,000 for 2004. Management believes that Regional Anesthesia revenues lost due to Hurricanes Katrina and Rita in the Gulf Coast region during 2005 were approximately $600,000 in the fourth quarter and $1,000,000 for the year.
Oncology Infusion Services
     Revenue for I-Flow’s InfuSystem subsidiary increased 31% for the fourth quarter of 2005 to $7,081,000 from $5,398,000 for the prior year quarter. The 31% revenue increase was achieved despite the unfavorable effects of a market shortage of 5-FU, a commonly used chemotherapy drug. Approximately 90% of the chemotherapy treatments that are performed with InfuSystem pumps include the use of 5-FU. The shortage, which is believed to be temporary in nature, was triggered by a product recall by one of the several U.S. manufacturers of 5-FU. Based on recent growth trends, the Company believes that without the shortage approximately $1.9 million of additional revenues would have occurred in the fourth quarter. Revenue for 2005 increased 47% to $28,525,000 from $19,349,000 for 2004.
Infusion Therapy
     Sales of IV Infusion Therapy products, which include the Company’s intravenous elastomeric pumps, mechanical infusion devices and disposables, increased 13% for the fourth quarter of 2005 to $5,989,000 versus $5,300,000 for the same period of 2004. For 2005, sales of IV Infusion Therapy products increased 15% to $22,269,000 from $19,404,000 for 2004.
Balance Sheet
     At December 31, 2005, I-Flow reported net working capital of approximately $49.7 million, including cash and equivalents and short-term investments of $27.2 million, no long-term debt and shareholders’ equity of $70 million.
Conference Call
     I-Flow has scheduled a conference call today at 11:00 a.m. EDT. A simultaneous webcast may be accessed from the Investors link at www.IFLO.com. A replay will be available after 1:00 p.m. EDT at this same Internet address. For a telephone replay, dial (800) 633-8284, reservation #21282155, after 1:00 p.m. EDT.
     The financial results included in this release are unaudited. The complete, audited financial statements of the Company for the year ended December 31, 2005 will be included in I-Flow’s Annual Report on Form 10-K to be filed with the SEC on or about March 3, 2006.
About I-Flow
     I-Flow Corporation (www.IFLO.com) designs, develops and markets technically advanced, low cost ambulatory infusion systems that are redefining the standard of care by providing life enhancing, cost-effective solutions for pain relief.
Regulation G
     The Company’s results reported in this press release have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). In addition to the GAAP results, the Company has also provided additional information concerning its results, which includes financial measures not prepared in accordance with GAAP. The non-GAAP financial measures included in this press release exclude stock-based compensation and income tax recorded in the three and twelve months ended December 31, 2004 and 2005. The non-GAAP financial measures should not be considered a substitute for any measure derived in accordance with GAAP. The non-GAAP financial measures may also be inconsistent with the manner in which similar measures are derived or used by other companies. Management believes that the presentation of such non-GAAP financial measures, when considered in conjunction with the most directly comparable GAAP financial measures, provides additional useful information concerning the Company’s operating performance. The Company has provided reconciling information in a table at the end of this press release.
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I-Flow 2005 Revenue Increased 41% and Exceeded $100 Million Milestone
February 21, 2006
Page Five
“Safe Harbor” Statement
     Certain disclosures made by the Company in this press release and in other reports and statements released by the Company are and will be forward-looking in nature, such as comments that express the Company’s opinions about trends and factors that may impact future operating results. Disclosures that use words such as the Company “believes,” “anticipates,” or “expects” or use similar expressions are intended to identify forward-looking statements. Forward-looking statements are subject to certain risks and uncertainties, which could cause actual results to differ from those expected, and readers are cautioned not to place undue reliance on these forward-looking statements. The Company undertakes no obligation to republish revised forward-looking statements to reflect the occurrence of unanticipated events. Readers are also urged to carefully review and consider the various disclosures made by the Company in this release which seek to advise interested parties of the risks and other factors that affect the Company’s business, as well as in the Company’s periodic reports on Forms 10-K, 10-Q, and 8-K filed with the Securities and Exchange Commission. The risks affecting the Company’s business include, among others: implementation of our direct sales strategy; the reimbursement system currently in place and future changes to that system; dependence on the Company’s suppliers and distributors; reliance on the success of the home health care industry; the Company’s continuing compliance with applicable laws and regulations, such as the Food, Drug and Cosmetic Act, and the FDA’s concurrence with the Company’s management’s subjective judgment on compliance issues; competition in the industry; intellectual property challenges and claims; economic and political conditions in foreign countries; currency exchange rates; inadequacy of booked reserves; technological changes; and product availability and acceptance. All forward-looking statements, whether made in this release or elsewhere, should be considered in context with the various disclosures made by the Company about its business.
(tables attached)
#406x

I-FLOW CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
($ in thousands, except for per share data) (Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
Net revenues	$26,925	$21,121	$100,644	$71,145
Cost of sales	7,667	6,049	27,684	21,329

Gross profit	19,258	15,072	72,960	49,816

Costs and expenses:
Selling, general & administrative	23,817	20,158	79,081	60,785
Product development	615	766	2,549	2,779

Total expenses	24,432	20,924	81,630	63,564

Operating loss	(5,174)	(5,852)	(8,670)	(13,748)

Interest income, net	204	233	792	525

Operating loss before income taxes	(4,970)	(5,619)	(7,878)	(13,223)

Provision for income taxes	293	6,717	527	3,887

Net loss	$(5,263)	$(12,336)	$(8,405)	$(17,110)

Net loss per share
Basic	$(0.23)	$(0.56)	$(0.38)	$(0.83)
Diluted	$(0.23)	$(0.56)	$(0.38)	$(0.83)

Weighted average shares
Basic	22,465	21,950	22,397	20,628
Diluted	22,465	21,950	22,397	20,628

CONDENSED CONSOLIDATED BALANCE SHEET
($ in thousands) (Unaudited)

	December 31,
	2005	2004
ASSETS

Cash, Equivalents & Short-term Investments	$27,153	$44,108
Accounts Receivable, Net	22,344	15,765
Inventories, Net	11,717	8,365
Prepaid Expenses & Other Current Assets	1,423	921
Property, Plant & Equipment, Net	14,867	11,097
Other Assets	5,449	4,174

Total	$82,953	$84,430

LIABILITIES & EQUITY

Current Liabilities	$12,904	$11,211
Long-term Liabilities	—	—
Shareholders’ Equity	70,049	73,219

	$82,953	$84,430

I-FLOW CORPORATION
RECONCILIATION OF NON-GAAP MEASURES
($ in thousands) (Unaudited)
Non-GAAP Measures
The Company utilizes certain non-GAAP measures to evaluate its performance and considers these measures important indicators of its success. The non-GAAP financial measures should not be considered a substitute for any measure derived in accordance with GAAP. The non-GAAP financial measures may also be inconsistent with the manner in which similar measures are derived or used by other companies. Management believes that the presentation of such non-GAAP financial measures, when considered in conjunction with the most directly comparable GAAP financial measures, provides additional useful information concerning the Company’s operating performance.
The following sets forth a reconciliation of the Company’s net income (loss) before income taxes and stock-based compensation expense to net income (loss) (which is the closest GAAP financial measure):

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
Net loss — as reported	$(5,263)	$(12,336)	$(8,405)	$(17,110)
Stock-based compensation	6,074	1,516	8,563	2,711
Income taxes	293	6,717	527	3,887

Net income (loss) before stock-based compensation and income taxes	$1,104	$(4,103)	$685	$(10,512)